Exhibit 99.1

Sun BioPharma Reports Third Quarter 2016 Results and Provides Clinical Progress Update

●	Completed enrollment of second and third cohorts in Phase 1 clinical study of SBP-101; first-in-class proprietary compound designed specifically for pancreatic disease

●	Uplisted to OTCQB and secured DTC eligibility

MINNEAPOLIS, MN, November 10, 2016 (GLOBE NEWSWIRE) – Sun BioPharma, Inc. (OTCQB: SNBP), a biopharmaceutical company developing disruptive therapies for the treatment of patients with pancreatic diseases, today released financial results for its third quarter ended September 30, 2016 and provided an update on its therapeutic candidate’s clinical progress.

“This has been a busy and productive quarter for our team,” said Michael Cullen, Executive Chairman. “Our lead therapeutic candidate SBP-101 has made significant clinical trial progress. In addition, we are encouraged by the enthusiasm for the Phase 1 trial at our study sites as evidenced by the rapid enrollment in the trial’s third patient cohort and the identification and screening of potential patients for the fourth cohort. The combination of this rapid enrollment with the earlier DSMB review is accelerating the pace of the study. As a result, we could complete the Phase 1a study by Q2 2017, which is significantly earlier than we had anticipated when the trial started.”

“From a corporate perspective, listing our shares on the OTCQB is a significant achievement for Sun BioPharma and will help raise the awareness of our progress as well as provide the potential for enhanced shareholder liquidity,” commented David B. Kaysen, President and CEO. “In addition, our shares can now be traded electronically, which expands the types of investors who can now consider our shares for investment. These efforts complement the improvements we’ve made in our corporate structure and the continued progress in our Phase 1 clinical study of SBP-101 for pancreatic cancer.”

As previously announced on August 15, 2016 and October 3, 2016, the Company’s Data Safety Monitoring Board (the “DSMB”), completed its independent safety review of the data from the second and third cohorts, respectively in the Company’s Phase 1 clinical study. In both cases, based upon their review of the data, the DSMB approved the Company’s progression to the next patient cohort in the dose escalation phase of this study evaluating the safety of SBP-101 in patients previously treated for pancreatic cancer. The Company is currently enrolling patients in the fourth cohort of this study, which was designed to enroll up to eight cohorts in the dose escalation phase.

From June through September 2016, the Company sold approximately $2.2 million of equity securities in four closings under a private placement agreement. On October 3, 2016 the Securities and Exchange Commission declared effective the Company’s registration statement on Form S-1, registering the sale of up to 3,331,500 shares of common stock issuable to investors in this private placement.

As of September 28, 2016, the Company’s common stock began trading on the OTCQB Venture Marketplace tier of the over-the-counter markets administered by the OTC Markets Group, Inc. The Company’s shares will continue trading under the symbol “SNBP.” In addition, the Company secured DTC Eligibility, from The Depository Trust Company, for its shares to trade electronically.

Financial Results

General and administrative (“G&A”) expenses increased 16.3% to $499,000 in the third quarter of 2016 up from $429,000 in the third quarter of 2015. G&A expenses decreased 37.1% to $1.4 million down from $2.2 million for the nine months ended September 30, 2016 and 2015, respectively. The increase in the current quarter was related primarily to an increase in staff and salary increases implemented in the fourth quarter of 2015, partially offset by decreased legal fees relating to the Company’s September 2015 merger with Cimarron Medical, Inc. The decrease on a year-to-date basis was due primarily to a reduction in stock-based compensation and decreased legal and accounting fees relating to the September 2015 merger, partially offset by increased salaries and reporting and compliance costs associated with being a public company during 2016.

Research and development (“R&D”) expenses increased 86.5% to $636,000 in the third quarter of 2016, up from $341,000 in the third quarter of 2015. R&D expenses decreased 14.4% to $1.7 million in the nine months ended September 30, 2016, down from $1.9 million in the nine months ended September 30, 2015. The increase in the current quarter was driven primarily by increased costs associates with conducting the Phase 1 clinical trial of SBP-101, the Company’s initial product candidate, as the pace of enrollment increased. Increased staff and salaries implemented in the fourth quarter of 2015 also contributed to the increase. The overall decrease in R&D expense for the nine months ended September 30, 2016 was due primarily to decreased costs of preclinical studies, other product development costs and stock-based compensation, partially offset by increased clinical trial costs.

Net loss in the third quarter of 2016 was $1.1 million, or $0.03 per diluted share, compared to a net loss of $793,000, or $0.06 per diluted share, in the third quarter of 2015. The net loss for the first nine months of 2016 was $2.9 million, or $0.09 per diluted share, compared to a net loss of $4.2 million, or $0.49 per diluted share, for the first nine months of 2015.

Balance Sheet and Cash Flow

Total cash and cash equivalents were $1.2 million as of September 30, 2016, compared to $925,000 as of December 31, 2015. In May 2016, the Company received a $772,000 tax rebate under the Australian R&D Incentive Rebate program related to 2015 research and development activities. From June through September, 2016, pursuant to Securities Purchase Agreements, the Company received aggregate gross proceeds of $1.9 million from four closings under a private placement agreement.

Total current assets were $1.6 million and $1.7 million as of September 30, 2016 and December 31, 2015, respectively. The decrease was driven primarily by cash used to fund clinical development activities and operations during the period partially offset by the proceeds received from the Australian tax rebate and the sales of equity securities.

Current liabilities increased to $2.1 million as of September 30, 2016, compared to $1.4 million as of December 31, 2015. The increase in current liabilities resulted from costs incurred but unpaid related to the Company’s clinical development activities, the deferral of compensation by senior management and other operating expenses.

Net cash used in operating activities was $1.6 million in the nine months ended September 30, 2016, compared to $3.0 million in the nine months ended September 30, 2015. The net cash used in each of these periods primarily reflects the net loss for these periods, and is partially offset by the effects of changes in operating assets and liabilities and, in the nine-months ended September 30, 2015, by non-cash charges recorded for stock-based compensation.

About SBP-101

SBP-101 is a first-in-class, proprietary, polyamine compound designed to exert therapeutic effects in a mechanism specific to the pancreas. Sun BioPharma originally licensed SBP-101 from the University of Florida in 2011. The molecule has been shown to be highly effective in human pancreatic cancer models, demonstrating superior activity to existing FDA approved chemotherapy agents. Combination therapy potential has also been shown for pancreatic cancer. SBP-101 is expected to differ from current pancreatic cancer therapies in that it specifically targets the exocrine pancreas and has shown efficacy against primary and metastatic disease in animal models of human pancreatic cancer. Therefore management believes that SBP-101 may effectively treat both primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and non-pancreatic tissue unharmed.

About the Phase 1 Safety Study of SBP-101 in Patients with Previously Treated Pancreatic Cancer

Sun BioPharma is currently conducting a clinical trial of SBP-101 in patients with previously treated locally advanced or metastatic pancreatic cancer. This is a Phase 1, first-in-human study with a dose-escalation phase and an expansion phase at the anticipated recommended treatment dose. This study is being conducted at clinical sites in both Australia and the United States including The Mayo Clinic Scottsdale and HonorHealth in Scottsdale, AZ, the Austin Health Cancer Trials Centre and the Box Hill Hospital in Melbourne, Australia and the Ashford Cancer Centre in Adelaide, Australia.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for urgent unmet medical needs. The Company’s development programs target diseases of the pancreas, including pancreatic cancer and pancreatitis; the Company’s initial product candidate is SBP-101 for the treatment of patients with pancreatic cancer. SBP-101 was invented by Ray Bergeron, Ph.D. Distinguished Professor Emeritus, University of Florida. Sun BioPharma has scientific collaborations with pancreatic disease experts at Cedars Sinai Medical Center in Los Angeles, the University of Miami, the University of Florida, the Mayo Clinic Scottsdale, the Austin Health Cancer Trials Centre and the Box Hill Hospital in Melbourne, Australia and the Ashford Cancer Centre in Adelaide, Australia. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCQB tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol: SNBP.

Forward-Looking Statements Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for SBP-101 and Sun BioPharma, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute “forward-looking statements” For purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes,” “could,” “may,” “anticipates,” “expects,” “estimates” or “plans”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, our need to obtain additional capital to support our business plan, which may not be available on acceptable terms or at all, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect Sun BioPharma and its business, particularly those disclosed from time to time in Sun BioPharma’s filings with the Securities and Exchange Commission. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Sun BioPharma disclaims any intent or obligation to update these forward-looking statements.

Nothing in this press release is intended to constitute an offer or solicitation to buy or exchange securities in the Company, nor shall there be any sale or purchase of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Contact Information:

EVC Group

Investor Contact:

Doug Sherk

415-652-9100

Michael Polyviou

212-850-6020

Media Contact:

Dave Schemelia

646-201-5431

Sun BioPharma, Inc.

Consolidated Statements of Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2016	2015	Change	2016	2015	Change
Operating expenses:
General and administrative	$499	$429	16.3%	$1,399	$2,224	(37.1)%
Research and development	636	341	86.5	1,657	1,936	(14.4)
Operating loss	(1,135)	(770)	47.4	(3,056)	(4,160)	(26.5)
Other income (expense):
Interest income	—	—	nm	2	5	(60.0)
Interest expense	(45)	(38)	18.4	(135)	(117)	15.4
Other income (expense)	56	(8)	nm	63	(45)	nm
Total other income (expense)	11	(46)	nm	(70)	(157)	(55.4)

Loss before income tax benefit	(1,124)	(816)	(14.8)	(2,005)	(4,317)	(42.7)

Income tax benefit	45	23	95.7	252	118	113.6

Net loss	$(1,079)	$(793)	(36.1)	$(2,874)	$(4,199)	(31.6)
Foreign currency translation adjustment gain (loss)	(61)	8	nm	(94)	(6)	nm
Comprehensive loss	$(1,140)	$(785)	45.2%	$(2,968)	$(4,205)	(29.4)%

Basic and diluted net loss per share	$(0.03)	$(0.06)	(50.0)%	$(0.09)	$(0.49)	(81.6)%
Weighted average shares outstanding—basic and diluted	32,017,196	13,574,929	235.8%	30,692,141	8,853,816	346.7%

Sun BioPharma, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,229	$925
Prepaid expenses and other current assets	164	74
Income tax receivable	253	733
Total current assets	1,646	1,732

Total assets	$1,646	$1,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,069	$585
Accrued expenses	693	505
Demand notes payable	250	250
Accrued interest	70	35
Total current liabilities	2,082	1,375

Long-term liabilities:
Convertible notes payable	2,728	2,712
Long-term debt	292	287
Accrued interest	49	39
Total long-term liabilities	3,069	3,038

Stockholders’ deficit:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of September 30, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.001 par value; 200,000,000 and 100,000,000 authorized as of September 30, 2016 and December 31, 2015, respectively; 32,151,306 and 29,892,806 shares issued and outstanding, as of September 30, 2016 and December 31, 2015, respectively	32	30
Additional paid-in capital	13,085	10,943
Accumulated deficit	(16,541)	(13,667)
Accumulated comprehensive gain (loss), net	(81)	13
Total stockholders’ equity	(3,505)	(2,681)
Total liabilities and stockholders’ equity	$1,646	$1,732

Sun BioPharma, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(2,874)	$(4,199)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	21	21
Non-cash interest expense	9	9
Share-based compensation	—	976
Changes in operating assets and liabilities:
Income and other tax receivables	512	(2)
Prepaid expenses	(25)	(31)
Accounts payable and accrued expenses	787	208
Net cash used in operating activities	(1,570)	(3,019)

Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	—	500
Net cash provided by investing activities	—	500

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants, net of offering costs of $152	1,873	—
Proceeds from issuance of common stock, net of offering costs of $12	—	1,513
Proceeds from the exercise of stock options	—	762
Proceeds from the exercise of stock purchase warrants	—	400
Net cash provided by investing activities	1,873	2,675

Effect of exchange rate changes on cash and cash equivalents	1	(23)

Net increase in cash and cash equivalents	304	133
Cash and cash equivalents at beginning of period	925	1,653
Cash and cash equivalents at end of period	$1,229	$1,786

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$70	$87

Supplemental disclosure of non-cash transactions:
Deferred compensation exchanged for common stock and warrants	$196	$—
Issuance of common stock for services	$75	$—
Conversion of notes payable into common stock	—	226
Notes payable assumed in merger	—	250